EXHIBIT 21.1
List of Subsidiaries of Upland Software, Inc. as of December 31, 2015
Upland Software I, Inc. (f/k/a PowerSteering Software, Inc.)
Upland Software II, Inc. (f/k/a Tenrox Inc. (U.S.))
Upland Software III, LLC (f/k/a LMR Solutions LLC)
Upland Software IV, Inc. (f/k/a Filebound Solutions, Inc.)
Upland Software V, Inc. (f/k/a ComSci, Inc.)
Upland Software VI, LLC (f/k/a ComSci, LLC)
Upland Software VII, Inc. (f/k/a Clickability Inc.)
Upland IX, LLC (f/k/a Mobile Commons, Inc.)
Solution Q Inc.
Upland Software Inc. (f/k/a Tenrox Inc. (Canada))
PowerSteering Software Limited (UK)
Ultriva, Inc.